Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. Devellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110

rkatz@icagen.com	Francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES THE APPOINTMENT OF

ADEOYE Y. OLUKOTUN, M.D., MPH, FACC TO THE COMPANY’S BOARD OF DIRECTORS

Research Triangle Park, NC (August 7, 2006) – Icagen, Inc. (NASDAQ: ICGN) today announced the appointment of Adeoye Y. Olukotun, M.D., MPH, FACC to its Board of Directors. Dr. Olukotun is currently the Chief Medical Officer of VIA Pharmaceuticals, Inc., a San Francisco based biotechnology company.

“We are delighted to welcome Oye Olukotun to the Icagen Board of Directors,” stated Charles A. Sanders, M.D., Chairman of the Board of Icagen. “With a long and distinguished career in clinical drug development, including senior management positions at several leading pharmaceutical and biotechnology companies, Oye will bring a valuable new perspective to the Icagen Board. We very much look forward to his contributions as a board member as the Company continues its mission of discovering and developing novel pharmaceuticals.”

Dr. Olukotun stated, “I am very pleased to join the Icagen Board of Directors. Icagen is engaged in the discovery and development of a broad range of novel drug candidates, addressing several disease areas with significant unmet medical need. I very much look forward to working with the other members of the Icagen Board during this exciting time in the Company’s history.”

Dr. Olukotun is a board certified cardiologist and has more than twenty-five years of experience in clinical research and drug development in the pharmaceutical and biotechnology industry. Dr. Olukotun has been the Chief Medical Officer of VIA Pharmaceuticals since July 2004. Prior to joining VIA Pharmaceuticals, Dr. Olukotun founded CR Strategies, LLC, a clinical research and development consulting firm in Princeton, NJ, and served as its Chief Executive Officer from 2000 to 2003. Dr. Olukotun also served as the Chief Medical Officer of Esperion Therapeutics, Inc., a cardiovascular drug development company, from July 2001 until its acquisition by Pfizer in April 2004. From June 1996 to January 2001, Dr. Olukotun was Vice President of Medical and Regulatory Affairs and Chief Medical Officer of Mallinckrodt, Inc. Prior to

joining Mallinckrodt, Dr. Olukotun spent thirteen years at Bristol-Myers Squibb Company, where he served as Vice President of two divisions focused on cardiovascular research, and was involved in the clinical development of several cardiovascular and lipid-regulating agents. Dr. Olukotun has been instrumental in the submission of more than fourteen New Drug Applications, Premarket Authorization Applications, and 510k Applications. Dr. Olukotun also played leading roles in the SAVE study involving captopril (Capoten®) and the WOSCOPS, LIPID and CARE studies of pravastatin (Pravachol®). He has published more than forty articles in peer-reviewed scientific journals. Dr. Olukotun serves on the board of directors of BioMedical Systems Corporation, a private St. Louis, MO based biotechnology company. Dr. Olukotun received his M.D. degree from Albert Einstein College of Medicine and obtained a MPH degree from Harvard University School of Public Health, and is a Fellow of the American College of Cardiology.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

-	ICA-17043 for sickle cell disease, for which the Company is conducting a Phase III clinical trial;

-	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies;

-	a compound for atrial fibrillation, for which the Company’s collaborator Bristol-Myers Squibb Company is conducting preclinical studies; and

-	lead compounds for dementia, including Alzheimer’s disease, for which the Company’s collaborator Astellas Pharma Inc. is conducting preclinical studies, and lead compounds for attention deficit/hyperactivity disorder, which were derived from the collaboration and for which the Company is conducting preclinical studies.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether the Data Monitoring Committee will recommend stopping the Phase III ASSERT study entirely, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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